Exhibit 10.5

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 14, 2013, by and among KM Matrimony Pvt Ltd., a company established under the laws of India (“Seller”), and KM Wedding Events Management, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH

WHEREAS, the Seller wishes to issue up to ten million (10,000,000) shares of its common stock (the “Shares”) to the Purchaser, and the Purchaser desires to purchase the Shares from Seller, as provided for in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

AGREEMENT

1. Stock Purchase; Closing; Payment.

(a) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase by the Closing Date (as defined below) and Seller agrees to subscribe, sell and issue to Purchaser up to ten million (10,000,000) shares of common stock at a price of INR eleven (Rs,11) per share for an aggregate purchase price of up to two million one hundred thousand dollars ($2,100,000 USD) dollars. There is no minimum aggregate investment required and the number of Shares purchased under this Agreement is within the Purchaser’s sole discretion.

(b) Subject to the satisfaction (or written waiver) of the conditions thereto set forth in Sections 2, 3 and 4 below, the date and time of the sale, delivery of the certificate representing the Shares and other transactions contemplated by this Agreement (the “Closing”) shall be no later than one hundred ninety (190) days from the date first written above, or such other mutually agreed upon time (the “Closing Date”). The Closing shall occur at such location as may be agreed to by the parties and may be undertaken remotely by facsimile or other electronic transmission.

(c) Payment towards subscription of the Shares shall be made by wire transfer of immediately available funds to the Seller, as follows:

Seller	KM Matrimony Private Limited
Bank Name	ICICI Bank Ltd. No:7,Bazullah Road,T.Nagar, Chennai-600017
Telephone	+914442606510
Bank ABA Routing No.	[Redacted]
Credit to	M/s. KM Matrimony Private Limited
Account Number	[Redacted]
SWIFT Code	[Redacted]
Please advise when you are sending a wire	vijay@kmmatrimony.com
Pan Number	[Redacted]

(d) All Shares when allotted, conveyed pursuant to the Section 1(a) shall be deemed fully paid and nonassessable shares, and Purchaser shall have all rights of a stockholder with respect thereto, including the right to vote, receive dividends (including stock dividends), participate in stock splits or other recapitalizations, and exchange such shares in a merger, consolidation or other reorganization.

2. Seller’s Representations.

(a) Seller is a company duly organized, validly existing and in good standing under the laws of India and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

(b) Seller has the capacity to enter into this Agreement, consummate the allotment, issuance and sale of the Shares and to comply with the terms, conditions and provisions of this Agreement. This Agreement constitutes the valid and binding obligations of Seller, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

(c) Neither the execution of this Agreement executed by Seller nor the consummation of the sale of the Shares will (i) result in the breach of any term or provision of, constitute a default under, or accelerate or change the performance otherwise required under, any agreement (including any loan agreement or promissory note), indenture, instrument, order, law or regulation to which Seller is a party or by which Seller is bound or (ii) require the approval, consent, waiver, authorization or act of, or the making by Seller of, any declaration, filing or registration with, any third party or any governmental authority, other than filing of Statutory Forms with the respective statutory authorities such as Reserve Bank of India and Registrar of Companies, Tamilnadu on allotment of aforesaid shares in favor of Purchaser.

(d) The Shares are free and clear of all liens, restrictions and other encumbrances. Seller is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any of the Shares.

(e) Seller acknowledges that it is not relying upon any person, firm or corporation, in making its decision to sell the Shares to the Purchaser. Seller further acknowledges that it understands it is possible that the Shares could appreciate in value considerably in the near term or otherwise in the future and notwithstanding such possibility the Seller desires to sell the Shares. Seller agrees that the Purchaser or its respective controlling persons, officers, directors, partners, agents, or employees shall not be liable to Seller for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of the Shares.

3. Purchaser’s Representations.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

(b) Purchaser has the capacity to enter into this Agreement, consummate the purchase of the Shares and to comply with the terms, conditions and provisions of this Agreement. This Agreement constitutes the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4. Conditions to the Closing. The obligations of Purchaser to purchase the Shares under this Agreement are subject to the fulfillment, by Seller on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Seller contained in Sections 2 and 4 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Delivery of Stock Certificate, Stock Power and Medallion Guarantee. The Seller shall deliver to Purchaser a stock certificate evidencing the ownership of the Shares and a duly executed medallion guaranteed stock power in favor of the Purchaser covering the Shares.

5. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

6. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

If to the Seller, to:

KM Matrimony Pvt Ltd.

Attn: V Venkatesan

6/1 Ramaswamy Street, T Nagar,

Chennai, India 600 017

With a copy to (which copy shall not constitute notice):

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Attn: Luke C. Zouvas, Esq.

If to the Purchaser, to:

KM Wedding Events Management, Inc.

Attn: Suresh Venkatachari

5160 Grayhawk Ln.

Dublin, California 94568

With a copy to (which copy shall not constitute notice):

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Attn: Luke C. Zouvas, Esq.

10. Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12. Entire Agreement. This Agreement, and any and all documents referred to herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

KM MATRIMONY PVT LTD. (“SELLER”)

/s/ Venkatesan Vaidhyanathan

Name: Venkatesan Vaidhyanathan

Title: Chairman & Managing Director

KM WEDDING EVENTS MANAGEMENT, INC. (“PURCHASER”)

/s/ Suresh Venkatachari

Name: Suresh Venkatachari

Title: Director